Exhibit 99.1

Contact: Todd M. Siefert, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces Second Quarter 2026 Results

MURFREESBORO, Tenn. – (Monday, August 10, 2026) National Health Investors, Inc. (NYSE: NHI) announced today its results for the quarter ended June 30, 2026.

CEO Comments

“We continued to expand our Senior Housing Operating Portfolio (“SHOP”) with second quarter invested capital of $854.8 million, a 137% increase from the prior year period,” said Eric Mendelsohn, NHI’s President and CEO. “Our total SHOP NOI for the second quarter increased by approximately 188% year-over-year driven by our recent acquisitions while the same-store SHOP results were ahead of expectations.”

"We also completed the sale of the NHC portfolio, one of the largest transactions in the Company's history, reducing balance sheet leverage to well below our target range and providing significant financial flexibility to pursue additional private-pay senior housing investments. In addition, we recently appointed a Chief Operating Officer to further strengthen our asset management and business development capabilities as we navigate the current operating environment and position the Company to capitalize on the long-term demographic tailwinds supporting our industry. With a strengthened balance sheet, substantial liquidity, and a growing SHOP portfolio, we believe NHI is well positioned to execute on attractive investment opportunities and create long-term value for stockholders," concluded Mr. Mendelsohn.

Second Quarter Highlights

•Net income attributable to common stockholders per diluted share for the quarter ended June 30, 2026 increased 45.6% to $1.15 per share compared to $0.79 per share for the same period in the prior year. Net income attributable to common stockholders per diluted share for the six months ended June 30, 2026 increased 28.7% to $1.97 per share compared to $1.53 per share for the same period in the prior year. Net income attributable to common stockholders for the three and six months ended June 30, 2026 included gains on dispositions of real estate properties of $22.0 million and $24.6 million, respectively. In the six months ended June 30, 2026, the Company disposed of five real estate properties in the Real Estate Investments segment for aggregate net proceeds of $98.5 million. The Company did not have any dispositions of real estate properties in the prior year period.

•National Association of Real Estate Investment Trusts (“NAREIT”) Funds from Operations (“FFO”) per diluted share for each of the quarters ended June 30, 2026 and 2025 was $1.19 per share. NAREIT FFO per diluted share for the six months ended June 30, 2026 increased 3.4% to $2.42 per share compared to $2.34 per share for the same period in the prior year. NAREIT FFO for the three and six months ended June 30, 2025 included proxy contest and related expenses of $1.3 million and $1.6 million, respectively, related to the Company’s response to a proxy campaign associated with the Company’s 2025 annual stockholders meeting. Additionally, NAREIT FFO for the six months ended June 30, 2025 included $1.2 million of transaction costs related to an acquisition in the SHOP segment that did not materialize.

•Normalized FFO per diluted share for the quarter ended June 30, 2026 decreased 2.5% to $1.19 per share compared to $1.22 per share for the same period in the prior year. Normalized FFO per diluted share for the six months ended June 30, 2026 increased 2.1% to $2.42 per share compared to $2.37 per share for the same period in the prior year. Normalized FFO for the three and six months ended June 30, 2025 included $1.5 million and $1.9 million, respectively, of gains from an equity method investment. Both the quarter and six months ended June 30, 2026 included $1.1 million of compensation costs related to the CFO transition and $0.7 million of deferred income tax expense. Normalized FFO for the six months ended June 30, 2025 included the transaction costs described above.

NHI Reports Second Quarter 2026 Results

•Normalized Funds Available for Distribution (“FAD”) for the quarter ended June 30, 2026 increased $5.7 million to $61.6 million compared to $56.0 million for the same period in the prior year. Normalized FAD for the six months ended June 30, 2026 increased $12.1 million to $124.1 million compared to $112.0 million for the same period in the prior year. These increases primarily resulted from the net impact of the Company’s acquisitions activity. In addition, the Company had $0.5 million in compensation costs in the quarter and six months ended June 30, 2026 related to the CFO transition.

Quarterly Financial Results

Results for the quarter ended June 30, 2026 compared to the same period in the prior year were impacted by the following:

•Rental income increased $1.1 million, or 1.6%, which primarily included a $3.0 million increase from 11 properties acquired since April 1, 2025, partially offset by a $1.9 million decrease from seven properties transitioned to the SHOP segment in August 2025.

•Resident fees and services, less senior housing operating expenses, increased $7.2 million which included a $4.7 million increase from acquisitions of 20 properties since April 1, 2025 and a $2.7 million increase from the seven transitioned properties discussed above.

•On a same store (“Same Store”) basis, resident fees and services, less senior housing operating expenses, declined $0.2 million.

•Interest income from mortgage and other notes receivable decreased $1.0 million, or 16.1%, primarily due to a net reduction in the principal amounts of mortgage and other notes receivable outstanding in the current period compared to the prior year period.

•Depreciation and amortization increased $5.6 million, or 28.3%, primarily due to a $5.4 million increase from acquisitions activity since April 1, 2025.

•Interest expense increased $0.8 million, or 5.4%, primarily due to a $4.7 million increase from the 2033 Senior Notes issued in September 2025, partially offset by repayments of the bank term loan and a private placement note and also partially offset by the impact of lower interest rates on the Company’s variable rate debt.

•Legal expense decreased $0.7 million, or 59.4%, primarily due to costs incurred in the prior year period related to the transitioning of seven properties into the SHOP segment in August 2025.

•General and administrative expenses increased $2.7 million, or 44.0%, primarily due to higher compensation costs and costs incurred in the current period related to the Company’s CFO transition.

•Proxy contest and related expenses of $1.3 million for the quarter ended June 30, 2025 consisted of proxy advisory costs related to the response to a proxy campaign associated with the Company’s 2025 annual meeting of stockholders.

•Loan and realty gains, net, of $1.4 million for the quarter ended June 30, 2025 included a $1.8 million reduction in the Company’s credit loss reserves as a result of a non-performing loan repayment received in the period.

•Gains on dispositions of real estate properties of $22.0 million for the quarter ended June 30, 2026 primarily related to the sale of four properties in the Real Estate Investments segment.

•Gains from equity method investment of $1.5 million for the quarter ended June 30, 2025 related to cash distributions received from this investment.

•Income tax expense of $0.7 million for the quarter ended June 30, 2026 consisted of deferred income tax expense primarily resulting from the changes in the operations and investments within the Company’s TRS during the period.

NHI Reports Second Quarter 2026 Results

National HealthCare Corporation (“NHC”) Leased Portfolio Disposition

In April 2026, the Company executed a purchase and sale agreement with NHC/Op, L.P., a wholly owned subsidiary of NHC, and certain of its affiliates (collectively, the “NHC Purchaser”) related to the sale of a portfolio of 35 properties in the Real Estate Investments segment that were leased to NHC. These properties consisted of 32 SNFs and three ILFs which were initially acquired by the Company in 1991. As of June 30, 2026, these properties were classified as assets held for sale and had an aggregate net carrying value of $13.6 million. The Company completed the sale of this portfolio on July 1, 2026 for cash consideration of $560.0 million and expects to recognize a gain of approximately $541.6 million on the sale.

Contemporaneously with the closing of the sale of the NHC leased portfolio, the Company executed a partial master lease termination and partial assignment and assumption of the master lease agreement terminating the master lease agreement with NHC with respect to all properties, except four subleased properties located in Florida. The Company assigned to the NHC Purchaser, and the NHC Purchaser assumed from the Company, the master lease for the subleased properties. In July 2026, the Company recognized a reversal of deferred income of $0.5 million related to the lease termination as part of the gain on the sale of these properties.

Other Portfolio Activity

•In April 2026, the Company amended the four master lease agreements with Bickford Senior Living (“Bickford”) increasing the combined annual base rent for the portfolio of 37 properties to $38.4 million with annual rent escalators ranging between 2.0% and 3.0%. As a result of these amendments, Bickford is also required to pay contingent rent based on a percentage of the combined monthly revenues for all of the properties leased to Bickford that exceeds a base amount.

•In May 2026, the Company acquired a portfolio of seven senior housing properties located in Colorado with a combined total of 532 units. The total purchase price was $106.9 million, including closing costs. The properties were acquired pursuant to a Section 1031 reverse exchange transaction which was completed on July 1, 2026 when the NHC properties were sold. The properties are included in the SHOP segment and managed by Generations, LLC.

•In June 2026, the Company acquired two senior housing properties located in Georgia. The total purchase price was $17.5 million, including closing costs. The properties were acquired pursuant to a Section 1031 reverse exchange transaction which was completed on July 1, 2026 when the NHC properties were sold. The properties are included in the Real Estate Investments segment and leased pursuant to a triple-net lease with an initial annual lease rate of 8.0% and annual rent escalators of 2.0%.

•In the quarter ended June 30, 2026, the Company completed dispositions of four properties for aggregate net proceeds of $91.8 million. The aggregate net carrying amounts of these properties was $70.0 million. The Company recognized an aggregate gain of $21.8 million on the sale of these properties. The Company received a $5.5 million mortgage note from an affiliate of the buyer related to one of these properties as part of the consideration. These properties were included in the Real Estate Investments segment.

•In addition to the sale of the NHC properties previously discussed, the Company completed the sale of two properties located in Texas for $19.0 million in cash consideration. These properties were included in the Real Estate Investments segment and classified as assets held for sale as of June 30, 2026.

Recent Pipeline Developments

•The Company currently has approximately $127.3 million of investment opportunities under signed Letters of Intent (“LOI”) primarily in the SHOP segment with an average initial NOI yield of approximately 6.8%. The Company expects to utilize the proceeds from the Section 1031 exchange transaction initiated by the NHC portfolio sale for these opportunities.

•In addition to the signed LOIs, the Company is currently evaluating a pipeline of approximately $420 million of investments which include SHOP, sale-leasebacks and loans with purchase options primarily for senior housing properties. The pipeline excludes portfolio deals.

NHI Reports Second Quarter 2026 Results

Balance Sheet and Liquidity

As of June 30, 2026, the Company had $1.2 billion of consolidated net debt, including $438.0 million outstanding on its $700.0 million revolving credit facility. During the quarter ended June 30, 2026, the Company repaid the remaining $125.0 million outstanding on its bank term loan upon maturity.

The Company continues to maintain a strong financial profile with a consolidated net debt to adjusted EBITDA ratio of 4.1x, which is currently well within the Company’s target range of 3.5x to 4.5x. The Company is in compliance with all debt covenants and has investment grade credit ratings from Moody’s, S&P Global and Fitch Ratings.

ATM Equity Program

Concurrently with the renewal of its shelf registration statement in March 2026, the Company entered into a new equity distribution agreement whereby the Company can sell up to $500.0 million in common stock under its ATM equity program. During the quarter ended June 30, 2026, the Company settled the remaining $44.9 million of ATM forward equity sales agreements that were outstanding under the previous ATM equity program. As of June 30, 2026, the Company had $500.0 million available under its ATM equity program.

Dividend

On August 7, 2026, the Board of Directors declared an increase in the quarterly cash dividend to $0.94 per share from $0.92 per share. The dividend is payable on November 6, 2026 to common stockholders of record as of September 30, 2026.

NHI Reports Second Quarter 2026 Results

2026 Full-Year Guidance

The Company’s 2026 full-year guidance range, including information on the underlying assumptions and timing of certain transactions, is set forth below (in millions, except per share amounts):

	2026 Guidance Range
	Low	High
Net income attributable to common stockholders	$703.0	$705.2

Adjustments to NAREIT FFO:
Depreciation, net[1]	94.4	95.0
Gains on dispositions and impairments of real estate properties	(565.9)	(566.3)
Participating securities	0.8	1.0
NAREIT FFO attributable to common stockholders	232.3	234.9
Adjustments to Normalized FFO attributable to common stockholders:
Other	—	—
Normalized FFO attributable to common stockholders	232.3	234.9
Adjustments to FAD attributable to common stockholders:
Straight-line rent revenue and lease incentives amortization, net[1]	(0.1)	(0.3)
Equity method investment adjustments	(1.7)	(1.5)
Equity method investment non-refundable fees received	1.6	1.8
Non-cash share-based compensation expense	7.5	7.2
SHOP[1] and equity method investment recurring capital expenditures	(4.0)	(3.8)
Other[1,2]	5.0	5.4
FAD attributable to common stockholders	$240.6	$243.7

Weighted average common shares outstanding - diluted	49.0	49.0

NAREIT FFO per diluted share	$4.74	$4.79
Normalized FFO per diluted share	$4.74	$4.79

1    Net of amounts attributable to noncontrolling interests
2    Includes credit loss reserves, non-real estate depreciation, net, amortizations associated with debt facilities and participating securities

The Company’s 2026 full-year guidance includes the following assumptions:

•$180 million in unidentified new investments;
•Approximately $665 million in expected proceeds from dispositions resulting in a gain ranging between $565.9 million - $566.3 million;
•Continued fulfillment of existing commitments;
•Same Store SHOP NOI growth on 15 properties ranging between 1% - 3% year over year; and
•Total SHOP NOI on 42 properties, before the assumption for unidentified new SHOP investments, ranging between $44.1 million - $45.1 million.

In addition to the assumptions listed above, the Company’s guidance range is based on several other assumptions, many of which are outside the Company’s control and all of which are subject to change. The Company’s guidance range may change if actual results vary from these assumptions.

NHI Reports Second Quarter 2026 Results

Investor Conference Call and Webcast

The Company will host a conference call on Tuesday, August 11, 2026, at 8:30 a.m. ET, to discuss its second quarter 2026 results. The number to call for this interactive teleconference is (888) 506-0062, with the confirmation number 813991. The live broadcast of the Company’s second quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors, Inc.

National Health Investors, Inc. (NYSE: NHI), established in 1991 as a Maryland corporation, is a self-managed real estate investment trust (“REIT”). The Company owns, leases, operates and finances the development of high-quality real estate properties in the United States, focusing on senior housing communities and medical facilities. The Company operates through two reportable segments, Real Estate Investments and SHOP. The Company’s real estate property investments include independent living facilities, assisted living facilities, entrance fee communities, senior living campuses, skilled nursing facilities and hospitals. For more information, visit www.nhireit.com.

NHI Reports Second Quarter 2026 Results

Reconciliations of FFO, Normalized FFO and Normalized FAD
(unaudited and $ in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income attributable to common stockholders	$55,576	$36,938	$95,600	$71,051
Real estate depreciation and amortization	24,583	19,477	47,415	38,241
Real estate depreciation attributable to noncontrolling interests	(404)	(414)	(806)	(827)
Gains on dispositions of real estate properties	(21,967)	(110)	(24,579)	(224)
Adjustments attributable to holders of participating securities	(4)	—	(24)	—
NAREIT FFO attributable to common stockholders	57,784	55,891	117,606	108,241
Proxy contest and related expenses	—	1,308	—	1,572
Normalized FFO attributable to common stockholders	57,784	57,199	117,606	109,813
Non-cash rent revenue adjustments, net	90	(459)	(58)	(1,283)
Non-real estate depreciation and amortization, net	888	377	1,673	715
Amortization of debt issuance costs and discounts	854	940	1,708	1,914
Adjustments attributable to equity method investment, net	(324)	(1,907)	(723)	(2,587)
Equity method investment non-refundable fees received	500	623	627	933
Recurring capital expenditures, net	(1,198)	(494)	(1,954)	(933)
Credit loss benefit	(59)	(1,393)	(109)	(1,407)
Share-based compensation expense	2,360	1,071	4,600	3,629
Deferred income tax expense	732	—	732	—
Transaction costs	—	—	—	1,164
Adjustments attributable to holders of participating securities	(7)	—	(11)	—
Normalized FAD attributable to common stockholders	$61,620	$55,957	$124,091	$111,958

Basic:
Weighted average common shares outstanding	48,435,914	46,691,953	48,379,930	46,206,225
NAREIT FFO attributable to common stockholders per share	$1.19	$1.20	$2.43	$2.34
Normalized FFO attributable to common stockholders per share	$1.19	$1.23	$2.43	$2.38

Diluted:
Weighted average common shares outstanding	48,498,181	46,822,465	48,523,038	46,350,498
NAREIT FFO attributable to common stockholders per share	$1.19	$1.19	$2.42	$2.34
Normalized FFO attributable to common stockholders per share	$1.19	$1.22	$2.42	$2.37

See the accompanying notes to the reconciliations of FFO, Normalized FFO, Normalized FAD and NOI.

NHI Reports Second Quarter 2026 Results

The following table reconciles net income, the most directly comparable generally accepted accounting principles (“GAAP”) financial measure, to NOI (unaudited and $ in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income	$55,357	$36,689	$95,109	$70,506
Depreciation and amortization	25,548	19,918	49,239	39,075
Interest expense	15,814	15,001	30,854	29,338
Legal expense	445	1,095	750	2,521
Franchise, excise and other taxes	213	243	428	512
General and administrative expenses	8,823	6,125	16,674	12,954
Proxy contest and related expenses	—	1,308	—	1,572
Loan and realty gains, net	(59)	(1,393)	(109)	(1,407)
Gains on dispositions of real estate properties	(21,967)	(110)	(24,579)	(224)
Other non-operating income	(86)	—	(121)	—
Income tax expense	732	—	732	—
Gains from equity method investment	—	(1,524)	—	(1,939)
NOI	$84,820	$77,352	$168,977	$152,908

The following table provides a summary of the Company’s NOI by segment (unaudited and $ in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Real Estate Investments segment	$73,798	$73,531	$149,064	$146,001
SHOP segment	11,022	3,821	19,913	6,907
Total NOI	$84,820	$77,352	$168,977	$152,908

The following table provides additional information on the Company’s SHOP segment NOI (unaudited and $ in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Same Store properties[1]	$3,582	$3,821	$6,594	$6,907
Acquisitions	4,724	—	7,701	—
Transitioned properties	2,716	—	5,618	—
Total SHOP segment NOI	$11,022	$3,821	$19,913	$6,907

1    Same Store is defined in the notes below.

See the accompanying notes to the reconciliations of FFO, Normalized FFO, Normalized FAD and NOI.

NHI Reports Second Quarter 2026 Results

Notes to the Reconciliations of FFO, Normalized FFO, Normalized FAD and NOI

The supplemental performance measures described below may not be comparable to similarly titled measures used by other REITs. Consequently, funds from operations (“FFO”), Normalized FFO, Normalized FAD and NOI, as presented herein, may not provide a meaningful measure of the Company’s performance as compared to that of other REITs. Since other REITs may not use a similar definition of these performance measures, caution should be exercised when comparing FFO, Normalized FFO, Normalized FAD and NOI, as presented herein, to that of other REITs. These performance measures do not represent cash generated from operating activities in accordance with GAAP as they exclude the changes in operating assets and liabilities, and therefore should not be considered an alternative to net income as an indication of performance or as an alternative to net cash flows from operating activities, as determined in accordance with GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO and Normalized FFO are important supplemental performance measures for REITs. These performance measures are useful in that the historical cost accounting convention under GAAP requires real estate assets, other than land, to be depreciated over their estimated useful lives implying that the realizable values of real estate assets diminish predictably over time. Since real estate asset values typically rise and fall with market conditions, presentations of operating results of REITs using the historical cost accounting convention could be considered less informative to investors and should be supplemented with a measure such as FFO. FFO was designed by the REIT industry as a supplemental performance measure to address this issue.

The Company defines FFO, or NAREIT FFO, as net income attributable to common stockholders excluding gains on dispositions of real estate properties, impairments of real estate properties and real estate depreciation and amortization expense. These exclusions are adjusted to remove the impact of amounts that are attributable to noncontrolling interests and holders of participating securities. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company, and therefore caution should be exercised when comparing the Company’s FFO to that of other REITs.

Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current periods to similar prior periods. These adjustments may include, but are not limited to including, impairments of non-real estate assets, gains or losses on non-real estate assets and liabilities and recoveries of previous write-downs on mortgage and other notes receivable.

Funds Available for Distribution - FAD

Normalized FAD is also an important supplemental performance measure for REITs. It is a useful measure of liquidity and serves as an indicator of the Company’s ability to distribute dividends to its stockholders each period. GAAP requires a lessor to recognize contractual lease payments as income on a straight-line basis over the expected term of the lease. This straight-line rent adjustment has the effect of reporting rental income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreements. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. Normalized FAD includes adjustments for these types of non-cash items of a recurring nature typical to REITs and is further adjusted to reflect the cash outflows for recurring capital expenditures. Certain other costs that fluctuate that are not related to the recurring business are also excluded from Normalized FAD.

The Company defines Normalized FAD as Normalized FFO excluding straight-line rent revenue adjustments, amortization of lease incentives, non-real estate depreciation and amortization expense and amortization of debt issuance costs and discounts. The Company also adjusts Normalized FAD for the net change in its credit loss reserves, share-based compensation expense, SHOP capital expenditures, deferred income tax expense, as well as certain non-cash items related to the Company’s equity method investment, such as straight-line lease expense and amortization of purchase accounting adjustments. The Company removes the impact of the above adjustments that are attributable to noncontrolling interests and holders of participating securities. Normalized FAD for the six months ended June 30, 2025 included an adjustment for transaction costs incurred related to a large transaction in the SHOP segment that did not materialize.

NHI Reports Second Quarter 2026 Results

Net Operating Income - NOI

NOI is a non-GAAP supplemental financial measure used to evaluate the operating performance of real estate assets. The Company defines NOI as total revenues, less tenant reimbursements of property operating expenses and senior housing operating expenses. The Company believes NOI provides investors relevant and useful information to investors as it measures the operating performance of real estate assets at the property level on an unleveraged basis. The Company uses NOI in making decisions on resource allocations to its operating segments.

Same Store

The Company defines Same Store as real estate properties owned, consolidated and operational for the full period in both comparative periods and that are not otherwise excluded; provided, however, that the Company may include selected properties that otherwise meet the Same Store criteria if they are included in substantially all of, but not a full, period for one or both of the comparative periods, and in management’s judgment such inclusion provides a more meaningful presentation of the Company’s segment performance.

Newly acquired properties, recently developed or redeveloped properties and properties undergoing an operator transition will be included in Same Store after five full quarters from the date of acquisition, transition or being placed into service. SHOP properties and properties with triple-net leases that have undergone operator or business model transitions will be included in Same Store once operating under consistent operating structures for the full period in both periods presented.

Properties are excluded from Same Store if they are: (i) sold, classified as assets held for sale or properties whose operations were classified as discontinued operations in accordance with GAAP; (ii) impacted by significant disruptive events such as flood or fire; (iii) those properties that are currently undergoing a significant disruptive redevelopment; or (iv) those properties that are scheduled to undergo operator or business model transitions, or have transitioned operators or business models after the start of the prior comparison period.

NHI Reports Second Quarter 2026 Results

Condensed Consolidated Statements of Income
(unaudited and $ in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues:
Rental income	$71,390	$70,270	$144,540	$139,136
Resident fees and services	44,779	14,217	81,839	28,156
Interest and other income	5,150	6,175	10,070	12,666
Total revenues	121,319	90,662	236,449	179,958
Expenses:
Depreciation and amortization	25,548	19,918	49,239	39,075
Interest expense	15,814	15,001	30,854	29,338
Senior housing operating expenses	33,757	10,396	61,926	21,249
Legal expense	445	1,095	750	2,521
Franchise, excise and other taxes	213	243	428	512
General and administrative expenses	8,823	6,125	16,674	12,954
Proxy contest and related expenses	—	1,308	—	1,572
Taxes and insurance on leased properties	2,742	2,914	5,546	5,801
Loan and realty gains, net	(59)	(1,393)	(109)	(1,407)
Total expenses	87,283	55,607	165,308	111,615
Gains on dispositions of real estate properties	21,967	110	24,579	224
Other non-operating income	86	—	121	—
Income before income taxes and equity
method investment	56,089	35,165	95,841	68,567
Income tax expense	(732)	—	(732)	—
Gains from equity method investment	—	1,524	—	1,939
Net income	55,357	36,689	95,109	70,506
Add: Net loss attributable to noncontrolling interests	314	298	664	646
Net income attributable to stockholders	55,671	36,987	95,773	71,152
Less: Net income allocated to participating securities	(95)	(49)	(173)	(101)
Net income attributable to common stockholders	$55,576	$36,938	$95,600	$71,051

Weighted average common shares outstanding:
Basic	48,435,914	46,691,953	48,379,930	46,206,225
Diluted	48,498,181	46,822,465	48,523,038	46,350,498

Earnings per share:
Basic	$1.15	$0.79	$1.98	$1.54
Diluted	$1.15	$0.79	$1.97	$1.53

NHI Reports Second Quarter 2026 Results

Selected Condensed Consolidated Balance Sheet Data
($ in thousands)

	June 30,	December 31,
	2026	2025
	(unaudited)
Real estate properties, net	$2,566,472	$2,472,272
Mortgage and other notes receivable, net	209,273	203,296
Cash and cash equivalents	30,388	19,624
Straight-line rents receivable	74,997	78,891
Assets held for sale, net	30,929	3,562
Other assets, net	52,143	19,242
Debt, net	1,274,522	1,163,814
National Health Investors, Inc. stockholders’ equity	1,571,426	1,521,543

NHI Reports Second Quarter 2026 Results

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial positions, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected rental income, continued qualification as a REIT, plans and objectives of management for future operations, continued performance improvements, ability to service and refinance debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “should”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, “projects”, “target”, “likely” and other similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include those risks and uncertainties which are described under the heading “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the Company’s the Quarterly Report on Form 10-Q for the quarter ended June 30, 2026. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any forward-looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by the Company in its periodic reports filed with the Securities and Exchange Commission (“SEC”), including the risk factors and other information in the above referenced Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Copies of these filings are available at no cost on the SEC’s website at https://www.sec.gov or on the Company’s website at www.nhireit.com.